KURV ETF TRUST 485BPOS

Exhibit 99(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated January 24, 2025, relating to the financial statements and financial highlights of Kurv Technology Titans Select ETF, a series of Kurv ETF Trust, which are included in Form N‐CSR for the period ended November 30, 2024, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Management and Other Service Providers” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

March 27, 2025